EXHIBIT 16.1




HEIN + ASSOCIATES LLP                                                 [LOGO]
Certified Public Accountants and Consultants
with offices in Houston, Dallas and Los Angeles
Telephone (303) 298-9600   Fax (303) 298-8118
717 17th Street, Suite 1600
Denver, Colorado  80202-3330



September 11, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         RE:      Microtech Medical Systems, Inc.
                  2-94117-D

Dear Sirs:

         We have read Item 4 of the Microtech Medical Systems, Inc. Form 8-K/A, dated August 19, 1996 and filed with the Securities and Exchange Commission on September 11, 1996, and are in agreement with the statements contained in the second paragraph therein as they relate to us.

Very truly yours,

/s/  Hein + Associates LLP
HEIN + ASSOCIATES LLP


                                      - 6 -